EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Siboney Corporation
St. Louis, Missouri

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (file Numbers 333-35247 and 333-105722) of our report dated February 25, 2005, relating to the consolidated financial statements of Siboney Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

St. Louis, Missouri
February 25, 2005